Q3 FY25 From the CEO 2 Z APPS FOR AGENTS ROVO Atlassian Cloud Platform Investors often ask me about our R&D investment. This next step in our evolution is the result of years of thoughtful investment in building a world-class platform. It’s allowed us to bring our System of Work vision to our customers and make AI a central experience for all. One big takeaway from every customer I spoke with at Team ’25, our flagship conference, was this: they are seeing the Atlassian Platform in a new light. They recognize our platform vision, and they are harnessing the ever-increasing capabilities and apps it powers. The true value of consolidating on Atlassian and going wall-to-wall with us is clearer today than it’s ever been. For many customers at Team ’25, seeing the distillation of our platform and product offerings infused with the power of AI was a real ‘unlock’ moment. Our customers were wowed by the innovation and value we’re delivering today, and know it’s a platform they can bank their future work on. Fellow shareholders, In Q3 we delivered total revenue of $1.4 billion, powered by cloud revenue growth of 25% year-over-year, and reached an important milestone in our long-term strategic vision for the Atlassian Platform. The next evolution of Atlassian’s System of Work is here. We have shifted from stand-alone products to a vision of apps and agents. Grouped into purchasable Collections. With Rovo at the center.

It's heartening to hear this resonating as the trees of our long-term strategy bear fruit in a meaningful way. Our unique Teamwork Graph, underpinned by 20+ years of first and third-party data, helps customers plan and track work, set goals, and unleash knowledge more efficiently than ever before. This, paired with our R&D prowess, means we can ship faster and better than others, and this has ultimately enabled us to deliver this next phase of the System of Work.


System of Work principles
Align work to Goals
Plan & track Work
Unleash collective Knowledge
Leadership teams
Sales teams
Dev teams
Marketing teams
Product teams
IT teams

The result of our System of Work is this: **our platform becomes stickier, delivers more value, and extends its reach across every team in the Enterprise.**

We are now also changing the way our customers experience the Atlassian platform so they can unlock the greatest value, **with AI at the very center**. We've surpassed 1.5 million monthly active users of AI (AI MAU), and have taken the bold step forward of including Rovo in all Jira, Confluence, and Jira Service Management Premium and Enterprise edition subscriptions (with Standard coming soon).

As we've done over and over during Atlassian's 23-year history, we are playing offense by leveraging our core competitive advantages and trading short-term growth in uncertain times to drive stronger, long-term outcomes. With our unique data set from the Teamwork Graph, our expertise in how teams work, and a customer base of over 300,000, we are well-positioned to shake up the landscape. We believe we've built a world-class AI experience in Rovo, and by making AI ubiquitous across our platform, we can make Atlassian even more ubiquitous, too.

Our long-term focus, world-class platform, and R&D prowess uniquely position us to drive further adoption and increase our stickiness, as we thread Rovo capabilities throughout our solutions and make them available for all.

It's an exciting next chapter for us and our customers.

AI at the Center of Everything

Atlassian has a history of making long-term, focused, big bets.

Twenty-three years ago, we pioneered what many today call product-led growth by building great products, delivering value to customers upfront, and providing a frictionless, online purchasing experience with transparent pricing. We later introduced free editions of our products, which accelerated adoption and helped us grow our customer base to over 300,000 customers and counting. We've also made hard decisions, like committing to build a world-class unified cloud platform and sunsetting Stride, both of which, in the fullness of time, have proven to be the right decisions for the long-term growth and sustainability of our business.

ATLASSIAN Q3 FY25 3

Q3 FY25 4 This brings us to today and our decision to include Rovo in all Premium and Enterprise subscriptions of our core apps. We believe this is the right trade-off for the long term and increases our ability to win in the AI era. It doesn’t come without short-term impacts: we’ll forgo some revenue opportunity in the near term, but this is a tradeoff we’re willing to make in favor of the huge long-term upside we see. By making this short-term trade-off, we believe we are accelerating the future of human-AI collaboration and putting ourselves in the strongest position to drive long-term, durable growth. Here’s why - AI will become more about impact than models This means usage is everything. To win in the AI era, we believe companies will need to get a multitude of things right simultaneously: 1. Extremely high-quality software, which Atlassian has no shortage of 2. A distribution engine, which we’re unlocking with an expansive customer base who will have Rovo access with their subscriptions 3. Breadth of high-quality data, powered by our Teamwork Graph and our growing list of 50+ connectors to it 4. Enterprise-grade certifications, which we’ve just achieved for Rovo in ISO 27001 and SOC2 compliance 5. The R&D muscle to build and keep up with the blistering pace of AI innovation, which is something we’re well-known for It’s a lot. It’s hard. We believe not everyone can do it, and that’s why we’re optimizing for an adoption- first approach. AI is an opportunity to strengthen our industry position Turbulent weather and rough markets shake up leaderboards. We believe relative to others, we are in one of the best positions to play offense and capitalize on this massive technology shift. It’s why we are working extremely hard to roll Rovo out at scale to all customers. So we’ve included Rovo across Jira, Confluence, and Jira Service Management apps starting at the Premium and Enterprise level, with Standard next. While this move does have a cost and revenue opportunity impact, it’s a move we’re making from a position of strength. AI helps unlock our huge knowledge worker opportunity We are focused on expanding to more knowledge workers within each customer. Now that we’ve passed 1.5 million AI MAU, a number that continues to grow strongly week-on-week, we need to use our AI strength and momentum to help expand our knowledge worker base. Beyond the expanded user opportunity, we believe our strategy will drive upgrades to higher-level editions of our products, further incentivize Data Center upgrades to the cloud, and unlock greater monetization opportunities as our customers realize increased value.

Q3 FY25 5 We feel bullish on this strategy, particularly after hearing the customer reaction at Team ’25. It was huge validation that we’re on the right path, and that now is the right time to push even further. In the past three months alone, cloud customers have deployed Rovo Agents to automate tens of thousands of workflows across Jira and Confluence. And it’s already having a massive impact, with companies like global publisher HarperCollins reporting a fourfold reduction of manual project work. Their teams now use Rovo agents to draft requirement artifacts, reducing work that would take up to 50 hours to one hour, and also use agents to create tickets from meeting notes, condensing what would have been one hour of project management work to a 15-minute task. “With Rovo agents, our teams can free up time and resources for more strategic work, helping make our resources more efficient, productive, and better decision makers. Multiple times a day, I think to myself, ‘I can’t wait to use an agent for this’.” Fred Frenzel Project Management Office Director, HarperCollins ATLASSIAN + HARPERCOLLINS We believe we have the data, the domain expertise in teamwork - connecting technical teams with business teams through our System of Work - and the distribution with our over 300,000-strong customer base, to win in the AI era. Rovo is awesome Introducing: Atlassian Collections The shift to an apps, agents and Collections world is a way to help simplify the purchasing process for customers, large and small. Each Collection is a promise to customers: a carefully curated set of apps and agents built on the Atlassian Platform and designed to solve a set of jobs. The fact that each Collection is built on our platform means they all work together. This was the unlock for many customers at Team ’25, understanding that the more first-party and third-party apps they add to the Atlassian platform - the more they get out of the Teamwork Graph, as it creates the building blocks of their shared data layer. We believe this, in turn, will encourage more wall-to-wall adoption of Atlassian. The way Collections are priced means customers are incentivized to standardize on Atlassian and increase usage across their organization. In the long run, we believe this will make it easier for customers to consolidate all their tooling on the Atlassian Platform. We announced Atlassian Collections at Team ’25, with specific focus on our first two Collections - our Teamwork Collection and Strategy Collection. 🥁

Q3 FY25 6 The Teamwork Collection is specifically designed to help customers more easily go wall-to-wall with Atlassian. Seen as the “common language for teamwork,” it is the foundation of the System of Work. It provides the apps ( Jira, Confluence, Loom) and Rovo teamwork agents that enable every knowledge worker to work effectively with any other knowledge worker, regardless of their role. It helps every team in an organization speak the same language: plan and track work, align work to goals, and unleash knowledge across their entire organization. The Teamwork Collection will help drive adoption across new teams and increase cross-functional collaboration. Rovo Teamwork Agents Jira Confluence Loom Talent Focus Align Rovo Strategy Agents The Strategy Collection is our first specialized Collection, and serves as the apex for our System of Work. The Strategy Collection is purpose-built for enterprise leaders and decision-makers in technology-driven organizations. It combines three powerful apps: Focus: to help leaders define, manage, and track the organization’s priorities Talent: a new app for intelligent knowledge-workforce planning, helping to align teams to strategy, forecast talent needs, and optimize staffing to achieve objectives Align: for strategic work planning

Q3 FY25 Home, Goals, Teams: These apps are now generally available - Home is a centralized place to easily navigate across your System of Work, Goals is the single source of truth for how work connects to outcomes, and Teams acts as a central directory for people and teams. Rovo Dev Agents: Now in Beta, built to streamline and enhance the software development process. Search, Chat: Powered by Rovo and providing a conversational interface and enterprise-level search across all Atlassian Cloud apps and connected SaaS apps. Rovo Chat offers instant insights, automates tasks and supports workflows. Rovo Search helps with insights about teams, tasks, and projects. Studio: Powered by Rovo, our all-new Studio app is a one-stop shop where you can build agents, automations, assets, and more—with or without code. Jira: We’ve reimagined the list and work item views to keep the most important details central. We launched public intake forms for teams to accept work requests from anyone, even those without a Jira license, and custom project templates allowing admins to scale best practices to their teams. Confluence: We launched Live Docs in Confluence in Beta, allowing real-time collaborations without the need to publish. Teams can also now see all collaborators, whether they are viewing or editing, in real-time. Context-sensitive AI actions can now summarize long pages and improve writing. Loom: Loom recording now has a standard button across Jira and Confluence to share fast visual feedback, and Loom videos can now be turned into a bug report in Jira, with AI filling out fields using the video transcript. Compass: We enhanced our scorecard library with pre-built scorecards to track things like security vulnerabilities and software reliability, and teams can now link goals to a codebase readiness scorecard right in Compass. Jira Service Management: We expanded HR Service Management capabilities with 29 pre-built HR templates, a new HR dashboard with insights into metrics like employee satisfaction and workloads, and deeper integrations with third-party tools. Customer Service Management: We launched a new app in closed Beta that brings customer support teams closer together with their dev teams, for a better, faster customer experience. Together, these apps help leaders answer their most critical questions: Are teams working on the right initiatives? Are these initiatives properly funded? Are the right people assigned to the right work? This Collection represents our opportunity to engage directly with decision-makers who can implement our System of Work throughout their entire organization, enabling them to drive transformation at scale. And we’re already seeing this come to life in our customer base. Breville centralized their sprawling tool collection using Atlassian Cloud - adopting Jira, Confluence, Jira Service Management, and Jira Product Discovery in place of a variety of competitor tools. More than 30 teams across their business now use Atlassian Cloud apps, and Breville says, by having “freedom within a framework” and a unified Atlassian ecosystem, their teams are seeing improvements in cross-functional collaboration, visibility, and user satisfaction. “Now we’re all using Atlassian tools, capturing all the information we need from the beginning, and creating dashboards that pull everything together in one place. It’s been a huge breakthrough.” Karla Henderson Head of Global GTM Operations, Breville ATLASSIAN + BREVILLE 🚀 More, more, more… innovation out of Team ’25!

Q3 FY25 8 Tripling our Cloud Offering At Team ’25 we spoke about our continuous commitment to making meaningful investments in our infrastructure layer. The proof is in the pudding, as they say, and we’re thrilled to share some massive advancements we’ve made to the Atlassian Cloud platform for our largest, most complex customers. Atlassian Government Cloud Atlassian Isolated Cloud Atlassian Commercial Cloud Atlassian Government Cloud is a new cloud option hosted in a separate environment reserved for U.S. government agencies and their industry partners. Atlassian Government Cloud now has FedRAMP Moderate authorization and is available for Jira, Confluence, and Jira Service Management. We’re currently working on adding more apps and features so that government customers can harness the full power of the Atlassian cloud platform. We’ve also committed to meeting additional federal compliance and security standards with future investments such as FedRAMP High and U.S. Department of Defense Impact Level 5 (IL5). We’ve served U.S. federal agencies and their surrounding ecosystem for years through our Data Center offerings, and we couldn’t be more excited about the opportunity to bring our System of Work to this cohort of customers in the cloud. We also announced Atlassian Isolated Cloud, a virtual private cloud solution for enterprises with the very highest requirements handling highly sensitive data. Coming in 2026, Atlassian Isolated Cloud will enable large enterprises managing sensitive data to collaborate securely on an Atlassian-managed cloud. With dedicated storage, compute, networking, applications, and databases in a virtual private cloud, companies can enhance protection for critical data. We’re excited to present these two new cloud offerings to our largest, most complex customers, like Nestlé, which migrated from Data Center to Cloud and reaped the benefits of our enhanced capabilities. Automation in Jira Service Management alone has improved closure rates by 50%, and Nestlé tells us they are seeing 60% more time for service and innovation due to lower overheads. They’ve also increased their engineering onboarding by 90%, with a 75% faster change deployment. As we’ve long said for our customers, cloud is a when, not an if, and this is another big step in accelerating this journey. We will not slow down until every single customer has a world-class experience on our world-class Atlassian cloud platform.

Q3 FY25 9 Long-term Growth We say it every year, but we had more announcements to pack into a 90-minute keynote at Team ’25 than ever before. To echo something a customer said to me this quarter, ‘It feels like you are just relentlessly innovating’ - I’m always super proud to hear that our hard work is paying off. We continue to be long-term focused and make big bets that reflect our desire to build and grow a sustainable 100+ year company. We’re humbled by our customers’ progress in unleashing their full potential. And we’ll continue to build and ship in service of them. A big thank you to the entire Atlassian team who worked tirelessly to delight all of our customers, and continue to do so, day in and day out. - Mike Mike Cannon-Brookes CEO and Co-founder

Atlassian at-a-glance

>300K customers across all industries

$67B market opportunity growing **13%** annually


EMEA
40%
Asia Pacific
11%
Revenue by Geography
Americas
49%

>500 customers who spend **$1M+**

The three markets we serve

Software development

$17B SAM

growing **9%** annually

Service management

$15B SAM

growing **13%** annually

(**$6B** ITSM + **$9B** non-ITSM)

Work management

$35B SAM

growing **14%** annually

By the numbers

Technical teams | Business teams


52%
User diversity
48%

>125K

Jira customers

NAMED A **Leader** in the Gartner Magic Quadrant™ for DevOps Platforms[2]


51%
User diversity
49%

>60K

Jira Service Management customers[1]

NAMED A **Leader** in The Forrester Wave™: Enterprise Service Management, Q4 2023


50%
User diversity
50%

>100K

Confluence customers

NAMED A **Leader** in The Forrester Wave™: Knowledge Management Solutions, Q4 2024

Notes: Unless otherwise noted, financial and non-financial data reflected is as of or for the fiscal year ending June 30, 2024.
The user diversity breakdown by product is based on a sample of 5 million+ Jira and Confluence Cloud users and 1 million+ Jira Service Management users as of March 31, 2024

1– As of March 31, 2025

2– Gartner, Magic Quadrant for DevOps Platforms, Keith Mann, Thomas Murphy, Bill Holz, George Spafford, et al, 3 September 2024. Gartner does not endorse any vendor, product or service depicted in its research publications and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner's research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose. The Gartner content described herein (the "Gartner Content") represents research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. ("Gartner"), and is not a representation of fact. Gartner Content speaks as of its original publication date (and not as of the date of this Shareholder Letter), and the opinions expressed in the Gartner Content are subject to change without notice. GARTNER is a registered trademark and service mark of Gartner and Magic Quadrant is a registered trademark of Gartner, Inc. and/or its affiliates in the U.S. and internationally and are used herein with permission. All rights reserved.

Forrester does not endorse any company, product, brand, or service included in its research publications and does not advise any person to select the products or services of any company or brand based on the ratings included in such publications. Information is based on the best available resources. Opinions reflect judgment at the time and are subject to change. For more information, read about Forrester's objectivity here.

ATLASSIAN Q3 FY25 10

Q3 FY25 11 Third quarter fiscal year 2025 financial summary (U.S. $ in thousands, except percentages and per share data) A reconciliation of GAAP to non-GAAP measures is provided within the tables at the end of this letter, in our earnings press release, and on our Investor Relations website. Joe Binz Chief Financial Officer Financial highlights ALMUH T EUWIU RJ JM GEO IEU )'), JMQEQGMEO PPEU V aU b N Q % RePR a R UN R QNaN N Q R PR aNTR ALUII :RQWL 3QHIH :EUGL ($ )'), )') 5// UI OW GRcR bR *%,./%0*/ *%*12%*+1 SVa *%*,0%)-* 20.%0), N TV * ) ( D R NaV T V P R Y *+%-./ *0%1)- D R NaV T N TV 0 ( , CRa V P R Y 0)%1)0 *+%0.+ CRa V P R Y R UN R QVYbaRQ ) +0 ) ). 8N U SY d S R NaV /.+%/1* ./.%,2) RQ%5// UI OW SVa *%*/1%*.+ *%)).%220 N TV - ( - D R NaV T V P R ,-1%+1, ,*/%.*0 D R NaV T N TV ), . )- - CRa V P R +/*%.). +,+%-2/ CRa V P R R UN R QVYbaRQ ) 20 ) 12 ; RR PN U SY d /,1%,*. ..-%10) Third quarter fiscal year 2025 highlights We closed Q3 with continued advancements across our key strategic priorities: enterprise, AI, and System of Work. Total revenue, gross profit, and operating income exceeded our expectations. Revenue growth was primarily driven by paid seat expansion and higher average revenue per user (ARPU). Gross profit and operating income benefited from our continued focus on operational efficiency and disciplined cost management. Our innovation engine continues to deliver compelling, differentiated customer value through the power of our cloud platform and Teamwork Graph, rapid advancements in AI, and System of Work vision. Customers are increasingly turning to Atlassian as a strategic partner in helping them solve their collaboration challenges, accelerate teamwork, and unleash knowledge across every part of their organization.

Highlights for Q3'25 include:

All growth comparisons below relate to the corresponding period of last year, unless otherwise noted.

- Revenue of $1.4 billion increased 14%, driven by growth in our Cloud and Data Center offerings, partially offset by the cessation of Server maintenance revenue following its end-of-support (EoS) in Q3'24.
- GAAP gross margin of 84% and non-GAAP gross margin of 86% increased two percentage points driven by higher Cloud gross margin, partially offset by continued revenue mix shift to Cloud.
- GAAP operating loss was $12 million, and GAAP operating margin of (1%) decreased two percentage points. Non-GAAP operating income was $348 million and non-GAAP operating margin of 26% decreased one percentage point, driven by the revenue impact from event-driven purchasing in the prior year related to Server EoS, which offset the increase in gross margin.
- Operating cash flow of $653 million increased 15%, driven primarily by growth in collections. Free cash flow of $638 million also increased 15%.

Revenue

(U.S. $ in thousands, except percentage data)

Revenues by type	Q3'25	Q3'24	Year-over-year growth %
Subscription	$ 1,272,876	$ 1,071,355	19 %
Other*	83,840	117,773	(29)%
Total revenues	$ 1,356,716	$ 1,189,128	14 %

Maintenance revenue related to our Server offerings has been reclassified to Other revenues in the comparative period.

Revenues by deployment	Q3'25	Q3'24	Year-over-year growth %
Cloud	$ 880,429	$ 703,036	25 %
Data Center	388,516	364,134	7 %
Server	—	29,720	(100)%
Marketplace and other	87,771	92,238	(5)%
Total revenues	$ 1,356,716	$ 1,189,128	14 %

Revenues by geographic region	Q3'25	Q3'24	Year-over-year growth %
Americas	$ 637,316	$ 564,387	13 %
EMEA	571,553	500,005	14 %
Asia Pacific	147,847	124,736	19 %
Total revenues	$ 1,356,716	$ 1,189,128	14 %

ATLASSIAN Q3 FY25 12

Revenues by deployment

(U.S. $ in millions, except percentage data)


Server
Marketplace and other (1)
Data Center
Cloud
$1,060
$69
$63
$275
$653
$1,189
$92
$364
$703
$1,132
$67
$327
$738
$1,188
$60
$336
$792
$1,286
$77
$362
$847
$1,357
$88
$389
$880
Note: revenue totals may not foot due to rounding
Q2'24
Q3'24
Q4'24
Q1'25
Q2'25
Q3'25

Year-over-year growth %	Q2'24	Q3'24	Q4'24	Q1'25	Q2'25	Q3'25
Cloud	27%	31%	31%	31%	30%	25%
Data Center	41%	64%	41%	38%	32%	7%
Marketplace and other	5%	43%	16%	16%	23%	(5%)
Server	(35%)	(69%)	(100%)	(100%)	(100%)	(100%)
Total revenues	21%	30%	20%	21%	21%	14%

(1) Included in Marketplace and other is premier support revenue. Premier support is a subscription-based arrangement for a higher level of support across different deployment options. Premier support is recognized as subscription revenue on the Condensed Consolidated Statements of Operations as the services are delivered over the term of the arrangement.

Revenue growth in Q3 was driven by subscription revenue, which grew 19% despite challenging prior-year comparables, primarily in Data Center and Marketplace and other, as we lapped the event-driven purchasing related to Server EoS in Q3'24.

Cloud revenue growth of 25% was driven by paid seat expansion within existing customers, higher ARPU, Data Center to Cloud migrations, and cross-sell of additional products. Paid seat expansion and migrations exceeded our expectations, while cross-sell, adoption of higher-value editions, top-of-funnel performance, and customer retention were in line with our expectations. Paid seat expansion rates in the SMB customer segment were consistent with the prior quarter, while in the enterprise customer segment, deals landed later than expected in the quarter.

ATLASSIAN Q3 FY25 13

Q3 FY25 14 Data Center revenue growth of 7% was driven primarily by price increases, partially offset by greater migrations to Cloud and fewer multi-year agreements as we implemented policy changes during the quarter that limit Data Center contract duration to one year. As a reminder, there is variability in Data Center revenue driven by the mix of multi-year agreements and the upfront revenue recognition associated with the term license portion of the total contract value. Marketplace and other revenue declined 5%. Sales of third-party apps for Data Center were less than expected, driven primarily by the reduction in multi-year contracts in the quarter as described above. As a reminder, Marketplace revenue is recognized in full at the time of the Marketplace app sale. Lastly, deferred revenue increased 21% year-over-year to $2.4 billion. Margins, operating expenses, and operating income (loss) (U.S. $ in thousands, except percentage data) GAAP operating expenses increased 20% year-over-year, driven by higher employment costs, including stock-based compensation expenses. Headcount at the end of Q3’25 was 13,370, an increase of 620 from the prior quarter, primarily driven by hiring in R&D and sales as we continue to invest in our key strategic priorities of enterprise, AI, and System of Work, as well as seasonal new college graduate hiring. Non-GAAP operating expenses increased 19% year-over-year and were lower-than-expected, driven primarily by lower discretionary spending as we remain focused on improving operating efficiencies across the business. GAAP operating margin of (1%) and non-GAAP operating margin of 26% exceeded our expectations, driven by better-than-expected gross margin and operating leverage. G J E I % % C I EF J NF I I CC O L GMRP LCP$ D DN NDO PG OD C LC NDO DL FD P 4% 4%' - EII C 722 FOMPP OF L % :ML%722 FOMPP OF L * % ( * EJ EF J NF I I 722 MNDO LF D NDLPDP ($( 0$ 0. 0,.$ 00 :ML%722 MNDO LF D NDLPDP (0$ -0 - 0$ 5 I EFC J NF I I 722 ODPD O G LC CDSD MN DL D NDLPDP - ,$*) ,.-$ 0 :ML%722 ODPD O G LC CDSD MN DL D NDLPDP $*.0 * -$ . 6 1 5 5 5 ) 0 A J I I NF I I 722 O D LF LC P DP D NDLPDP )0,$ *) ))*$ ( :ML%722 O D LF LC P DP D NDLPDP ) 0$ 0 ( -$. , 6 1 5 5 5% ( %) - C IJ J NF I I 722 FDLDO LC C L P O SD D NDLPDP (- $* , (,.$,0, :ML%722 FDLDO LC C L P O SD D NDLPDP ()-$ ( ((-$-)( 6 1 5 5 5 2F J EC 722 MNDO LF L M D MPP ()$ ,- (.$ :ML%722 MNDO LF L M D * $) * *(-$,(. 6 1 5 5 5 ) * *

Q3 FY25 Net income (loss) (U.S. $ in thousands, except per share data) Free cash flow (U.S. $ in thousands, except percentage data) Customers with >$10,000 in Cloud ARR For each period ended We ended Q3’25 with 50,715 customers with greater than $10,000 in Cloud annualized recurring revenue (Cloud ARR), an increase of 14% year-over-year. We continue to expand the capabilities of our cloud platform, introducing Atlassian Government Cloud, for which we recently achieved FedRAMP Moderate authorization, and announcing Atlassian Isolated Cloud. Atlassian Government Cloud will enable U.S. government agencies and their industry partners to take advantage of the advanced capabilities of the Atlassian cloud platform. Atlassian Isolated Cloud, an Atlassian-managed virtual private cloud option, enables large enterprises with highly sensitive data to operate in a single-tenant, dedicated environment. Our progress delivering on our public cloud roadmap commitments is enabling an increasing number of our largest and most complex customers to take advantage of the incredible innovation offered only in the cloud, such as AI, analytics, and automation. ALMUH T EUWIU RJ JM GEO )'), IW QGRPI V aU b N Q % RePR a R UN R QNaN > ), > ) 5// UI OW CRa V P R Y 0)%1)0 *+%0.+ CRa V P R Y R UN R QVYbaRQ ) +0 ) ). RQ%5// UI OW CRa V P R +/*%.). +,+%-2/ CRa V P R R UN R QVYbaRQ ) 20 ) 12 ALMUH T EUWIU RJ JM GEO )'), 4UII 1E L 4OR V aU b N Q % RePR a R PR aNTR > ), > ) 4UII GE L JOR 66E Ra PN U cVQRQ Of R NaV T NPaVcVaVR /.+%/1* ./.%,2) AR 3 8N VaNY Re R QVab R *-%,// *)%.+) ; RR PN U SY d /,1%,*. ..-%10) G G M F . - .  ALMUH T EUWIU RJ JM GEO )'), IW QGRPI V aU b N Q % RePR a R UN R QNaN > ), > ) 5// UI OW CRa V P R Y 0)%1)0 *+%0 + CRa V P R Y R UN R QVYbaRQ ) +0 ) ). RQ%5// UI OW CRa V P R +/*%.). +,+%-2/ CRa V P R R UN R QVYbaRQ ) 20 ) 12 ALMUH T EUWIU RJ JM GEO )'), 4UII 1E L 4OR V aU b N Q % RePR a R PR aNTR > ), > ) 4UII GE L JOR 66E Ra PN U cVQRQ Of R NaV T NPaVcVaVR /.+%/1* ./.%,2) AR 3 8N VaNY Re R QVab R *-%,// *)%.+) ; RR PN U SY d /,1%,*. ..-%10) G G M F . - .  15 Q3’23 Q4’23 Q1’24 Q2’24 Q3’24 Q4’24 Q1’25 Q2’25 Q3’25 50,71549,449 46,84445,84244,33642,864 40,10338,72637,336 We define the number of customers with Cloud ARR greater than $10,000 at the end of any particular period as the number of organizations with unique domains with an active Cloud subscription and greater than $10,000 in Cloud ARR. We define Cloud ARR as the annualized recurring revenue run-rate of Cloud subscription agreements at a point in time. We calculate Cloud ARR by taking the Cloud monthly recurring revenue (Cloud MRR) run-rate and multiplying it by 12. Cloud MRR for each month is calculated by aggregating monthly recurring revenue from committed contractual amounts at a point in time. Cloud ARR and Cloud MRR should be viewed independently of revenue and do not represent our revenue under GAAP, as they are operational metrics that can be affected by contract start and end dates and renewal rates.

Financial targets

(U.S. $)

Q4'25	GAAP Three Months Ending June 30, 2025
Revenue	$1,349 million to $1,359 million
Cloud revenue growth (year-over-year)	approx. 23.0%
Data Center revenue growth (year-over-year)	approx. 16.5%
Marketplace and other revenue growth (year-over-year)	approx. flat
Gross margin	82.5%
Operating margin	(5.0%)

	Non-GAAP Three Months Ending June 30, 2025
Gross margin	84.5%
Operating margin	22.0%

Q4'25 Outlook

TOTAL REVENUE

For Q4'25, we expect total company revenue to be in the range of $1,349 million to $1,359 million. This guidance implies full-year FY25 revenue growth of approximately 19.0%.

While our business remains fundamentally healthy, we are operating in a dynamic and uncertain environment, and we are not immune to pressures that may arise from a potential global economic slowdown. Our high-value, low-cost solutions are designed to help organizations drive productivity and efficiency gains, and we are focused on executing on our key strategic priorities to help customers realize these benefits.

We continue to take what we believe is a prudent and risk-adjusted approach to guidance to account for two primary factors.

First, our guidance contemplates potential risks associated with the current macroeconomic environment that may negatively impact key revenue growth drivers such as paid seat expansion, Data Center to Cloud migrations, cross-sell, upsell, and customer retention.

Second, our outlook allows for execution risk and potential business disruption in the ongoing evolution of our enterprise go-to-market motion.

Further detail and expected trends are provided below:

Cloud revenue

We expect Q4'25 Cloud revenue growth of approximately 23.0%.

We expect migrations to drive a mid-single-digit contribution to Cloud revenue growth for Q4'25. As we continue to strengthen the capabilities of our enterprise-grade cloud platform, our view remains that Data Center customers will migrate to Cloud over a multi-year period and increasingly adopt hybrid deployment strategies, allowing them to migrate users to the Cloud over time.

This guidance implies full-year FY25 Cloud revenue growth of approximately 27.0%.

ATLASSIAN Q3 FY25

16

Q3 FY25 17 Data Center revenue We expect Q4’25 Data Center revenue growth of approximately 16.5% driven primarily by price increases, partially offset by continued migrations to Cloud. This outlook reflects our expectation that customers who are planning to migrate to the Cloud will begin to moderate on their Data Center contracts. This guidance implies full-year FY25 Data Center revenue growth of approximately 21.5%. Marketplace and other revenue We expect Q4’25 Marketplace and other revenue growth to be approximately flat, driven by strong growth in Cloud apps offset by lower Data Center app purchasing ahead of future Cloud migrations. This guidance implies full-year FY25 Marketplace and other revenue growth of approximately 6.5%. GROSS MARGIN We expect Q4’25 GAAP gross margin to be 82.5% and Q4’25 non-GAAP gross margin to be 84.5%. Our guidance assumes continued improvements in Cloud gross margin will offset the negative impact of revenue mix shift to Cloud. OPERATING MARGIN We expect Q4’25 GAAP operating margin to be approximately (5.0%) and Q4’25 non-GAAP operating margin to be approximately 22.0%. Operating expense growth will be driven by continued investments to support our key strategic priorities of enterprise, AI, and System of Work, partially offset by G&A efficiency gains as we scale. Additionally, our flagship user conference takes place in Q4, which drives quarter-to-quarter seasonality in operating expenses. With the updated guidance for both revenue and expenses, we now expect full- year non-GAAP operating margins in FY25 to be about one percentage point higher than FY24. SHARE COUNT We expect diluted share count to increase by approximately 2% in FY25.

ATLASSIAN CORPORATION

Condensed consolidated statements of operations

(U.S. $ and shares in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,	
	2025	2024	2025	2024
Revenues:				
Subscription	$ 1,272,876	$ 1,071,355	$ 3,618,072	$ 2,855,518
Other	83,840	117,773	212,888	371,495
Total revenues	1,356,716	1,189,128	3,830,960	3,227,013
Cost of revenues (1) (2)	219,675	213,425	660,426	585,990
Gross profit	1,137,041	975,703	3,170,534	2,641,023
Operating expenses:				
Research and development (1) (2)	685,320	576,490	1,968,634	1,595,007
Marketing and sales (1) (2)	295,832	223,814	820,119	637,894
General and administrative (1)	168,345	157,595	483,694	458,249
Total operating expenses	1,149,497	957,899	3,272,447	2,691,150
Operating income (loss)	(12,456)	17,804	(101,913)	(50,127)
Other expense, net	(14,861)	(10,990)	(42,292)	(23,964)
Interest income	27,767	21,414	81,917	69,233
Interest expense	(7,804)	(8,453)	(22,413)	(26,430)
Income (loss) before income taxes	(7,354)	19,775	(84,701)	(31,288)
Provision for income taxes	(63,453)	(7,023)	(148,083)	(72,312)
Net income (loss)	$ (70,807)	$ 12,752	$ (232,784)	$ (103,600)
Net income (loss) per share attributable to Class A and Class B common stockholders:				
Basic	$ (0.27)	$ 0.05	$ (0.89)	$ (0.40)
Diluted	$ (0.27)	$ 0.05	$ (0.89)	$ (0.40)
Weighted-average shares used in computing net income (loss) per share attributable to Class A and Class B common stockholders:				
Basic	262,671	259,717	261,423	258,738
Diluted	262,671	261,778	261,423	258,738

(1) Amounts include stock-based compensation as follows:

	Three Months Ended March 31,		Nine Months Ended March 31,	
	2025	2024	2025	2024
Cost of revenues	$ 20,980	$ 17,840	$ 62,225	$ 53,874
Research and development	240,847	190,322	694,570	528,587
Marketing and sales	43,071	33,383	122,323	103,832
General and administrative	41,944	40,974	132,600	121,652

(2) Amounts include amortization of acquired intangible assets, as follows:

	Three Months Ended March 31,		Nine Months Ended March 31,	
	2025	2024	2025	2024
Cost of revenues	$ 10,131	$ 12,454	$ 30,377	$ 25,282
Research and development	94	94	281	281
Marketing and sales	3,672	3,646	11,017	8,723

ATLASSIAN Q3 FY25

18

ATLASSIAN CORPORATION

Condensed consolidated balance sheets

(U.S. $ in thousands)
(unaudited)

	March 31, 2025	June 30, 2024
Assets		
Current assets:		
Cash and cash equivalents	$ 2,660,859	$ 2,176,930
Marketable securities	313,592	161,973
Accounts receivable, net	642,036	628,049
Prepaid expenses and other current assets	158,728	109,312
Total current assets	3,775,215	3,076,264
Non-current assets:		
Property and equipment, net	93,003	86,315
Operating lease right-of-use assets	164,322	172,468
Strategic investments	217,304	223,221
Intangible assets, net	258,682	299,057
Goodwill	1,292,942	1,288,756
Deferred tax assets	5,515	3,934
Other non-current assets	76,733	62,118
Total assets	$ 5,883,716	$ 5,212,133
Liabilities and Stockholders' Equity		
Current liabilities:		
Accounts payable	$ 192,915	$ 177,545
Accrued expenses and other current liabilities	661,036	577,359
Deferred revenue, current portion	2,092,287	1,806,269
Operating lease liabilities, current portion	44,645	48,953
Total current liabilities	2,990,883	2,610,126
Non-current liabilities:		
Deferred revenue, net of current portion	275,916	308,467
Operating lease liabilities, net of current portion	198,723	214,474
Long-term debt	987,232	985,911
Deferred tax liabilities	20,433	20,387
Other non-current liabilities	41,607	39,917
Total liabilities	4,514,794	4,179,282
Stockholders' equity		
Common stock	3	3
Additional paid-in capital	5,223,786	4,212,064
Accumulated other comprehensive income (loss)	(26,355)	25,300
Accumulated deficit	(3,828,512)	(3,204,516)
Total stockholders' equity	1,368,922	1,032,851
Total liabilities and stockholders' equity	$ 5,883,716	$ 5,212,133

ATLASSIAN Q3 FY25 19

ATLASSIAN CORPORATION

Condensed consolidated statements of cash flows

(U.S. $ in thousands)
(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,	
	2025	2024	2025	2024
Cash flows from operating activities:				
Net income (loss)	$ (70,807)	$ 12,752	$ (232,784)	$ (103,600)
Adjustments to reconcile net loss to net cash provided by operating activities:				
Depreciation and amortization	23,178	23,464	69,154	55,560
Stock-based compensation	346,842	282,519	1,011,718	807,945
Deferred income taxes	1,746	3,207	(1,183)	(98)
Amortization of interest rate swap contracts	(6,337)	—	(20,357)	—
Net loss on strategic investments	6,643	4,060	24,546	11,750
Net foreign currency loss (gain)	(5,169)	(2,276)	(7,750)	142
Other	(264)	412	(241)	(680)
Changes in operating assets and liabilities, net of business combinations:				
Accounts receivable, net	53,770	(119,819)	(13,955)	(166,494)
Prepaid expenses and other assets	(294)	(35,986)	(65,967)	(59,528)
Accounts payable	(93)	28,227	14,626	28,850
Accrued expenses and other liabilities	131,508	67,149	53,804	54,958
Deferred revenue	171,958	301,681	253,467	393,135
Net cash provided by operating activities	652,681	565,390	1,085,078	1,021,940
Cash flows from investing activities:				
Business combinations, net of cash acquired	(994)	—	(5,969)	(844,727)
Purchases of property and equipment	(14,366)	(10,520)	(29,853)	(19,522)
Purchases of strategic investments	(1,100)	(4,250)	(26,650)	(8,250)
Purchases of marketable securities	(116,716)	(74,544)	(277,039)	(213,690)
Proceeds from maturities of marketable securities	53,584	63,000	125,212	79,150
Proceeds from sales of marketable securities and strategic investments	2,622	—	6,935	61,392
Net cash used in investing activities	(76,970)	(26,314)	(207,364)	(945,647)
Cash flows from financing activities:				
Principal payments of term loan facility	—	(12,500)	—	(25,000)
Repurchases of Class A Common Stock	(134,305)	(35,377)	(387,156)	(203,029)
Other	—	—	(3,143)	—
Net cash used in financing activities	(134,305)	(47,877)	(390,299)	(228,029)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	1,783	(2,769)	(3,709)	(1,986)
Net increase (decrease) in cash, cash equivalents, and restricted cash	443,189	488,430	483,706	(153,722)
Cash, cash equivalents, and restricted cash at beginning of period	2,218,639	1,461,763	2,178,122	2,103,915
Cash, cash equivalents, and restricted cash at end of period	$ 2,661,828	$ 1,950,193	$ 2,661,828	$ 1,950,193

ATLASSIAN Q3 FY25

20

ATLASSIAN CORPORATION

Reconciliation of GAAP to non-GAAP results

(U.S. $ and shares in thousands, except per share data)
(unaudited)

	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024	Nine Months Ended March 31, 2025	Nine Months Ended March 31, 2024
Gross profit				
GAAP gross profit	$ 1,137,041	$ 975,703	$ 3,170,534	$ 2,641,023
Plus: Stock-based compensation	20,980	17,840	62,225	53,874
Plus: Amortization of acquired intangible assets	10,131	12,454	30,377	25,282
Non-GAAP gross profit	$ 1,168,152	$ 1,005,997	$ 3,263,136	$ 2,720,179
Gross margin				
GAAP gross margin	84%	82%	83%	82%
Plus: Stock-based compensation	2	2	2	1
Plus: Amortization of acquired intangible assets	—	1	—	1
Non-GAAP gross margin	86%	85%	85%	84%
Operating income				
GAAP operating income (loss)	$ (12,456)	$ 17,804	$ (101,913)	$ (50,127)
Plus: Stock-based compensation	346,842	282,519	1,011,718	807,945
Plus: Amortization of acquired intangible assets	13,897	16,194	41,675	34,286
Non-GAAP operating income	$ 348,283	$ 316,517	$ 951,480	$ 792,104
Operating margin				
GAAP operating margin	(1%)	1%	(3%)	(2%)
Plus: Stock-based compensation	26	25	27	26
Plus: Amortization of acquired intangible assets	1	1	1	1
Non-GAAP operating margin	26%	27%	25%	25%
Net income				
GAAP net income (loss)	$ (70,807)	$ 12,752	$ (232,784)	$ (103,600)
Plus: Stock-based compensation	346,842	282,519	1,011,718	807,945
Plus: Amortization of acquired intangible assets	13,897	16,194	41,675	34,286
Less: Gain on a non-cash sale of a controlling interest of a subsidiary	—	—	—	(1,378)
Less: Income tax adjustments (1)	(28,427)	(78,969)	(103,777)	(146,271)
Non-GAAP net income	$ 261,505	$ 232,496	$ 716,832	$ 590,982
Net income per share				
GAAP net income (loss) per share - diluted	$ (0.27)	$ 0.05	$ (0.89)	$ (0.40)
Plus: Stock-based compensation	1.29	1.08	3.82	3.11
Plus: Amortization of acquired intangible assets	0.05	0.06	0.16	0.13
Less: Gain on a non-cash sale of a controlling interest of a subsidiary	—	—	—	(0.01)
Less: Income tax adjustments (1)	(0.10)	(0.30)	(0.39)	(0.56)
Non-GAAP net income per share - diluted	$ 0.97	$ 0.89	$ 2.70	$ 2.27
Weighted-average diluted shares outstanding				
Weighted-average shares used in computing diluted GAAP net income (loss) per share	262,671	261,778	261,423	258,738
Plus: Dilution from dilutive securities (2)	5,959	—	3,601	1,273
Weighted-average shares used in computing diluted non-GAAP net income per share	268,630	261,778	265,024	260,011
Free cash flow				
GAAP net cash provided by operating activities	$ 652,681	$ 565,390	$ 1,085,078	$ 1,021,940
Less: Capital expenditures	(14,366)	(10,520)	(29,853)	(19,522)
Free cash flow	$ 638,315	$ 554,870	$ 1,055,225	$ 1,002,418

(1) We utilize a fixed long-term projected non-GAAP tax rate in our computation of the non-GAAP income tax adjustments in order to provide better consistency across interim reporting periods. In projecting this long-term non-GAAP tax rate, we utilized a three-year financial projection that excludes the direct and indirect income tax effects of the other non-GAAP adjustments reflected above. Additionally, we considered our current operating structure and other factors such as our existing tax positions in various jurisdictions and key legislation in major jurisdictions where we operate. For fiscal years 2025 and 2024, we determined the projected non-GAAP tax rate to be 26% and 27%, respectively. This fixed long-term projected non-GAAP tax rate eliminates the effects of non-recurring and period specific items which can vary in size and frequency. Examples of the non-recurring and period specific items include but are not limited to changes in the valuation allowance related to deferred tax assets, effects resulting from acquisitions, and unusual or infrequently occurring items. We will periodically re-evaluate this long-term rate, as necessary, for significant events. The rate could be subject to change for a variety of reasons, for example, significant changes in the geographic earnings mix or fundamental tax law changes in major jurisdictions where we operate.

(2) The effects of these dilutive securities were not included in the GAAP calculation of diluted net loss per share for the three and nine months ended March 31, 2025 and nine months ended March 31, 2024, because the effect would have been anti-dilutive.

ATLASSIAN Q3 FY25 21

ATLASSIAN CORPORATION

Reconciliation of GAAP to non-GAAP financial targets

	Three Months Ending June 30, 2025
GAAP gross margin	**82.5%**
Plus: Stock-based compensation	1.5
Plus: Amortization of acquired intangible assets	0.5
Non-GAAP gross margin	**84.5%**
GAAP operating margin	**(5.0%)**
Plus: Stock-based compensation	26.0
Plus: Amortization of acquired intangible assets	1.0
Non-GAAP operating margin	**22.0%**

ATLASSIAN Q3 FY25 22

Q3 FY25 23 FORWARD-LOOKING STATEMENTS This shareholder letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, which statements involve substantial risks and uncertainties. In some cases, you can identify these statements by forward-looking words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “should,” “estimate,” or “continue,” and similar expressions or variations, but these words are not the exclusive means for identifying such statements. All statements other than statements of historical fact could be deemed forward- looking, including but not limited to risks and uncertainties related to statements about our platform, current and planned products, Collections and other offerings, AI solutions, System of Work, Atlassian Government Cloud and Atlassian Isolated Cloud, investments and expenses, customers, Atlassian Marketplace, Cloud and Data Center migrations, macroeconomic environment, anticipated growth, market potential, competition, business plans and long term strategies, outlook, technology, leadership transitions, enterprise sales, and other key strategic areas, and our financial targets such as total revenue, Cloud, Data Center, and Marketplace and other revenue and GAAP and non- GAAP financial measures including gross margin, operating margin, and share count. We undertake no obligation to update any forward-looking statements made in this shareholder letter to reflect events or circumstances after the date of this shareholder letter or to reflect new information or the occurrence of unanticipated events, except as required by law. The achievement or success of the matters covered by such forward-looking statements involves known and unknown risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. You should not rely upon forward-looking statements as predictions of future events. Forward-looking statements represent our management’s beliefs and assumptions only as of the date such statements are made. Further information on that could affect our financial results is included in filings we make with the Securities and Exchange Commission (the SEC) from time to time, including the section titled “Risk Factors” in our most recently filed Forms 10-K and 10-Q. These documents are available on the SEC Filings section of the Investor Relations section of our website at: https://investors.atlassian.com. ABOUT NON-GAAP FINANCIAL MEASURES In addition to the measures presented in our condensed consolidated financial statements, we regularly review other measures that are not presented in accordance with GAAP, defined as non-GAAP financial measures by the SEC, to evaluate our business, measure our performance, identify trends, prepare financial forecasts and make strategic decisions. The key measures we consider are non-GAAP gross profit and non- GAAP gross margin, non-GAAP operating income and non-GAAP operating margin, non-GAAP net income, non-GAAP net income per diluted share and free cash flow (collectively, the Non-GAAP Financial Measures). These Non-GAAP Financial Measures, which may be different from similarly titled non-GAAP measures used by other companies, provide supplemental information regarding our operating performance on a non-GAAP basis that excludes certain gains, losses and charges of a non-cash nature or that occur relatively infrequently and/or that management considers to be unrelated to our core operations. Management believes that tracking and presenting these Non-GAAP Financial Measures provides management, our board of directors, investors and the analyst community with the ability to better evaluate matters such as: our ongoing core operations, including comparisons between periods and against other companies in our industry; our ability to generate cash to service our debt and fund our operations; and the underlying business trends that are affecting our performance. Our Non-GAAP Financial Measures include: • Non-GAAP gross profit and Non-GAAP gross margin. Excludes expenses related to stock-based compensation, and amortization of acquired intangible assets. • Non-GAAP operating income and non-GAAP operating margin. Excludes expenses related to stock-based compensation, and amortization of acquired intangible assets. • Non-GAAP net income and non-GAAP net income per diluted share. Excludes expenses related to stock-based compensation, amortization of acquired intangible assets, gain on a non-cash sale of a controlling interest of a subsidiary, and the related income tax adjustments. • Free cash flow. Free cash flow is defined as net cash provided by operating activities less capital expenditures, which consists of purchases of property and equipment. We understand that although these Non-GAAP Financial Measures are frequently used by investors and the analyst community in their evaluation of our financial performance, these measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. We compensate for such limitations by reconciling these Non-GAAP Financial Measures to the most comparable GAAP financial measures. We encourage you to review the tables in this shareholder letter titled “Reconciliation of GAAP to Non-GAAP Results” and “Reconciliation of GAAP to Non-GAAP Financial Targets” that present such reconciliations. ABOUT ATLASSIAN Atlassian unleashes the potential of every team. A recognized leader in software development, work management, and enterprise service management software, Atlassian enables enterprises to connect their business and technology teams with an AI-powered system of work that unlocks productivity at scale. Atlassian’s collaboration software powers over 80% of the Fortune 500 and 300,000+ customers worldwide - including NASA, Rivian, Deutsche Bank, United Airlines, and Bosch - who rely on our solutions to drive work forward. Investor relations contact: Martin Lam, IR@atlassian.com Media contact: M-C Maple, press@atlassian.com